FOR IMMEDIATE RELEASE	EXHIBIT 99.1

Waste Management Announces First Quarter Earnings
Revenue Grows 8.3%, Producing Strong Net Income and Cash Flow Earnings Per Diluted Share Grows More Than 15%	FOR MORE INFORMATION Waste Management Web site www.wm.com Analysts Ed Egl 713.265.1656 eegl@wm.com Media Toni Beck 713.394.5093 tbeck3@wm.com

HOUSTON – April 26, 2017 – Waste Management, Inc. (NYSE: WM) today announced financial results for its quarter ended March 31, 2017. Revenues for the first quarter of 2017 were $3.44 billion compared with $3.18 billion for the same 2016 period. Net income for the quarter was $298 million, or $0.67 per diluted share, compared with $258 million, or $0.58 per diluted share, for the first quarter of 2016.(a) On an as-adjusted basis, excluding certain items, net income was $291 million, or $0.66 per diluted share, in the first quarter of 2017.(b)

The Company’s as-adjusted first quarter 2017 results exclude a $0.07 per diluted share tax benefit related to equity-based compensation and a non-cash charge of $0.06 per diluted share related to the impairment of an equity investment in a waste diversion technology company.

Jim Fish, President and Chief Executive Officer of Waste Management, commented, “We are pleased with our strong first quarter results, as we met or exceeded all of our internal targets. On an as-adjusted basis, we saw earnings growth of almost 14%.(b) Operating EBITDA grew 8.0% due to strength in both our traditional solid waste business and our recycling business, which in turn drove strong first quarter cash flows.(c)    This performance led to us exceeding our internal targets for operating EBITDA and free cash flow.”(b)

KEY HIGHLIGHTS FOR THE FIRST QUARTER 2017

•    Overall revenue increased by 8.3%, or $264 million. The revenue increase was driven by positive yield and volume in the Company’s collection and disposal business, which contributed $113 million to revenue growth, and significantly higher recycling commodity prices, which contributed $111 million of revenue growth.

•    Core price, which consists of price increases net of rollbacks, plus fees other than the Company’s fuel surcharge, was 5.1%.(d)

•    Internal revenue growth from yield for collection and disposal operations was 2.0%.

•    For both the total Company and the traditional solid waste business, internal revenue growth from volume was positive 1.9% in the first quarter of 2017, or 1.4% after adjusting for one additional workday in the current quarter.

•    Average recycling commodity prices at the Company’s recycling facilities were almost 70% higher in the first quarter of 2017 than in the prior year period. Results in the Company’s recycling line of business improved by $0.066 per diluted share when compared to the prior year period.

•    As a percent of revenue, operating expenses were 63.0% in the first quarter of 2017, as compared to 62.8% in the first quarter of 2016. Increased recycling commodity rebates and fuel costs drove the increase in operating expenses as a percent of revenue. Fuel costs were a negative $0.02 per diluted share when compared to the prior year period.

•    As a percent of revenue, SG&A expenses were 11.3% in the first quarter of 2017, which is a 10 basis point improvement when compared to the first quarter of 2016. First quarter 2017 SG&A expenses include a negative $0.02 per diluted share impact related to executive severance.

•    Net cash provided by operating activities was $721 million, compared to $732 million in the first quarter of 2016. The first quarter of 2016 included a $67 million benefit from terminating a cross-currency hedge.

•    Capital expenditures were $332 million, an increase of $15 million compared to 2016.

•    Free cash flow was $396 million in the first quarter of 2017, compared to $428 million in the first quarter of 2016.(b)

•    The Company returned $194 million to shareholders during the first quarter in dividends.

•    The effective tax rate was approximately 31.7%. Adjusting for the items noted in the Company’s as-adjusted earnings, the tax rate would have been approximately 36.8%.(b)

Fish concluded, “Our strong start to 2017 gives us early confidence that we are on track to meet our full-year 2017 guidance of adjusted earnings per diluted share of between $3.14 and $3.18 and free cash flow of between $1.5 and $1.6 billion. (b) As in previous years, we will wait to see the extent of the anticipated seasonal upturn in our business before reevaluating our guidance. Our employees have continued to deliver strong performance, and the first quarter sets us up for another successful year.”

(a)    For purposes of this press release, all references to “Net income” refer to the financial statement line items “Net income attributable to Waste Management, Inc.”.

(b)    This press release contains a discussion of non-GAAP measures, as defined in Regulation G of the Securities Exchange Act of 1934, as amended. The Company reports its financial results in compliance with GAAP, but believes that also discussing non-GAAP measures provides investors with (i) additional, meaningful comparisons of current results to prior periods’ results by excluding items that the Company does not believe reflect its fundamental business performance and are not representative or indicative of its results of operations and (ii) financial measures the Company uses in the management of its business. Accordingly, net income, earnings per diluted share, earnings growth, and the effective tax rate for the first quarter of 2017 have been presented in certain instances excluding items identified in the reconciliations provided.

The Company’s projected full-year 2017 earnings per diluted share is not based on GAAP net earnings per diluted share and are anticipated to be adjusted to exclude the effects of events or circumstances in 2017 that are not representative or indicative of the Company’s results of operations, including the items excluded from our as-adjusted first quarter results. Projected GAAP earnings per diluted share for the full year would require inclusion of the projected impact of future excluded items, including items that are not currently determinable, but may be significant, such as asset impairments and one-time items, charges, gains or losses from divestitures or litigation, or other items. Due to the uncertainty of the likelihood, amount and timing of any such items, the Company does not have information available to provide a quantitative reconciliation of adjusted projected full year earnings per diluted share to a GAAP earnings per diluted share projection.

The Company also discusses free cash flow and provides a projection of free cash flow. Free cash flow is a non-GAAP measure. The Company discusses free cash flow because the Company believes that it is indicative of its ability to pay its quarterly dividends, repurchase common stock, fund acquisitions and other investments and, in the absence of refinancings, to repay its debt obligations. Free cash flow is not intended to replace “Net cash provided by operating activities,” which is the most comparable U.S. GAAP measure. However, the Company believes free cash flow gives investors useful insight into how the Company views its liquidity. Nevertheless, the use of free cash flow as a liquidity measure has material limitations because it excludes certain expenditures that are required or that the Company has committed to, such as declared dividend payments and debt service requirements. The Company defines free cash flow as net cash provided by operating activities, less capital expenditures, plus proceeds from divestitures of businesses and other assets (net of cash divested); this definition may not be comparable to similarly titled measures reported by other companies.

The quantitative reconciliations of non-GAAP measures used herein to the most comparable GAAP measures are included in the accompanying schedules, with the exception of projected earnings per diluted share. Non-GAAP measures should not be considered a substitute for financial measures presented in accordance with GAAP, and investors are urged to take into account GAAP measures as well as non-GAAP measures in evaluating the Company.

(c)    Management defines operating EBITDA as GAAP income from operations before depreciation and amortization; this measure may not be comparable to similarly titled measures reported by other companies.

(d)    Core price is a performance metric used by management to evaluate the effectiveness of the Company’s pricing strategies; it is not derived from the Company’s financial statements and may not be comparable to measures presented by other companies. Core price is based on certain historical assumptions, which may differ from actual results, to allow for comparability between reporting periods and to reveal trends in results over time.

The Company will host a conference call at 10:00 AM (Eastern) today to discuss the first quarter 2017 results. Information contained within this press release will be referenced and should be considered in conjunction with the call.

The conference call will be webcast live from the Investor Relations section of Waste Management’s website www.wm.com. To access the conference call by telephone, please dial (877) 710-6139 approximately 10 minutes prior to the scheduled start of the call. If you are calling from outside of the United States or Canada, please dial (706) 643-7398. Please utilize conference ID number 94449507 when prompted by the conference call operator.

A replay of the conference call will be available on the Company’s website www.wm.com and by telephone from approximately 1:00 PM (Eastern) Wednesday, April 26, 2017 through 5:00 PM (Eastern) on Wednesday, May 10, 2017. To access the replay telephonically, please dial (855) 859-2056, or from outside of the United States or Canada dial (404) 537-3406, and use the replay conference ID number 94449507.

The Company, from time to time, provides estimates of financial and other data, comments on expectations relating to future periods and makes statements of opinion, view or belief about current and future events. This press release contains a number of such forward-looking statements, including but not limited to statements regarding 2017 earnings per diluted share; 2017 free cash flow; and all statements regarding future business performance and growth. You should view these statements with caution. They are based on the facts and circumstances known to the Company as of the date the statements are made. These forward-looking statements are subject to risks and uncertainties that could cause actual results to be materially different from those set forth in such forward-looking statements, including but not limited to, increased competition; pricing actions; failure to implement our optimization, growth, and cost savings initiatives and overall business strategy; failure to identify acquisition targets and negotiate attractive terms; failure to consummate or integrate such acquisitions; failure to obtain the results anticipated from acquisitions; environmental and other regulations; commodity price fluctuations; disposal alternatives and waste diversion; declining waste volumes; failure to develop and protect new technology; significant environmental or other incidents resulting in liabilities and brand damage; weakness in economic conditions; failure to obtain and maintain necessary permits; labor disruptions; impairment charges; and exposure to litigation and governmental proceedings. Please also see the Company’s filings with the SEC, including Part I, Item 1A of the Company’s most recently filed Annual Report on Form 10-K, for additional information regarding these and other risks and uncertainties applicable to our business. The Company assumes no obligation to update any forward-looking statement, including financial estimates and forecasts, whether as a result of future events, circumstances or developments or otherwise.

ABOUT WASTE MANAGEMENT

Waste Management, based in Houston, Texas, is the leading provider of comprehensive waste management services in North America. Through its subsidiaries, the company provides collection, transfer, recycling and resource recovery, and disposal services. It is also a leading developer, operator and owner of landfill gas-to-energy facilities in the United States. The company’s customers include residential, commercial, industrial, and municipal customers throughout North America. To learn more information about Waste Management, visit www.wm.com or www.thinkgreen.com.

###

Waste Management, Inc.

Condensed Consolidated Statements of Operations

(In Millions, Except Per Share Amounts)

(Unaudited)

	Quarters Ended March 31,
	2017	2016
Operating revenues	$3,440	$3,176

Costs and expenses:
Operating	2,166	1,993
Selling, general and administrative	390	362
Depreciation and amortization	328	312
Restructuring	1	2
Income from divestitures	(3)	(1)

	2,882	2,668

Income from operations	558	508

Other income (expense):
Interest expense, net	(92)	(95)
Equity in net losses of unconsolidated entities	(32)	(7)
Other, net	—	(10)

	(124)	(112)

Income before income taxes	434	396
Provision for income taxes	137	140

Consolidated net income	297	256
Less: Net loss attributable to noncontrolling interests	(1)	(2)

Net income attributable to Waste Management, Inc.	$298	$258

Basic earnings per common share	$0.68	$0.58

Diluted earnings per common share	$0.67	$0.58

Basic common shares outstanding	441.3	446.1

Diluted common shares outstanding	444.1	448.6

Cash dividends declared per common share	$0.425	$0.41

(1)

Waste Management, Inc.

Earnings Per Share

(In Millions, Except Per Share Amounts)

(Unaudited)

	Quarters Ended March 31,
	2017	2016
EPS Calculation:
Net income attributable to Waste Management, Inc.	$298	$258

Number of common shares outstanding at end of period	441.9	444.7
Effect of using weighted average common shares outstanding	(0.6)	1.4

Weighted average basic common shares outstanding	441.3	446.1
Dilutive effect of equity-based compensation awards and other contingently issuable shares	2.8	2.5

Weighted average diluted common shares outstanding	444.1	448.6

Basic earnings per common share	$0.68	$0.58

Diluted earnings per common share	$0.67	$0.58

(2)

Waste Management, Inc.

Condensed Consolidated Balance Sheets

(In Millions)

	March 31, 2017	December 31, 2016
	(Unaudited)
Assets

Current assets:
Cash and cash equivalents	$30	$32
Receivables, net	1,972	2,132
Other	221	212

Total current assets	2,223	2,376

Property and equipment, net	10,929	10,950
Goodwill	6,223	6,215
Other intangible assets, net	572	591
Other assets	703	727

Total assets	$20,650	$20,859

Liabilities and Equity

Current liabilities:
Accounts payable, accrued liabilities, and deferred revenues	$2,162	$2,377
Current portion of long-term debt	396	417

Total current liabilities	2,558	2,794

Long-term debt, less current portion	8,646	8,893
Other liabilities	3,908	3,852

Total liabilities	15,112	15,539

Equity:
Waste Management, Inc. stockholders’ equity	5,517	5,297
Noncontrolling interests	21	23

Total equity	5,538	5,320

Total liabilities and equity	$20,650	$20,859

(3)

Waste Management, Inc.

Condensed Consolidated Statements of Cash Flows

(In Millions)

(Unaudited)

	Quarters Ended March 31,
	2017	2016
Cash flows from operating activities:
Consolidated net income	$297	$256
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	328	312
Other	132	97
Change in operating assets and liabilities, net of effects of acquisitions and divestitures	(36)	67

Net cash provided by operating activities	721	732

Cash flows from investing activities:
Acquisitions of businesses, net of cash acquired	(10)	(537)
Capital expenditures	(332)	(317)
Proceeds from divestitures of businesses and other assets (net of cash divested)	7	13
Other, net	(5)	(6)

Net cash used in investing activities	(340)	(847)

Cash flows from financing activities:
New borrowings	54	1,301
Debt repayments	(541)	(647)
Net commercial paper borrowings	210	—
Common stock repurchase program	—	(250)
Cash dividends	(194)	(183)
Exercise of common stock options	77	18
Tax payments associated with equity-based compensation transactions	(32)	(19)
Other, net	43	(40)

Net cash provided by (used in) financing activities	(383)	180

Effect of exchange rate changes on cash and cash equivalents	—	—

Increase (decrease) in cash and cash equivalents	(2)	65
Cash and cash equivalents at beginning of period	32	39

Cash and cash equivalents at end of period	$30	$104

Prior year information has been revised to reflect the adoption of ASU 2016-09 and conform to our current year presentation.

(4)

Waste Management, Inc.

Summary Data Sheet

(Dollar Amounts in Millions)

(Unaudited)

	Quarters Ended
	March 31, 2017	December 31, 2016	March 31, 2016
Operating Revenues by Lines of Business

Collection
Commercial	$911	$888	$846
Residential	621	625	610
Industrial	603	605	561
Other	100	106	96

Total Collection	2,235	2,224	2,113
Landfill	739	780	707
Transfer	366	378	346
Recycling	372	338	268
Other	400	414	348
Intercompany (a)	(672)	(674)	(606)

Operating revenues	$3,440	$3,460	$3,176

	Quarters Ended
	March 31, 2017		March 31, 2016
	Amount	As a % of Total Company	Amount	As a % of Total Company
Analysis of Change in Year Over Year Revenues

Average yield (i)	$187	5.8%	$16	0.5%
Volume	59	1.9%	57	1.9%

Internal revenue growth	246	7.7%	73	2.4%
Acquisition	12	0.4%	92	3.0%
Divestitures	—	—	(11)	-0.3%
Foreign currency translation	6	0.2%	(18)	-0.6%

	$264	8.3%	$136	4.5%

	Amount	As a % of Related Business	Amount	As a % of Related Business
(i) Average yield
Collection and disposal	$57	2.0%	$69	2.6%
Recycling commodities	111	43.4%	(21)	-8.0%
Fuel surcharges and mandated fees	19	19.0%	(32)	-24.6%

Total	$187	5.8%	$16	0.5%

	Quarters Ended March 31,
	2017	2016
Free Cash Flow Analysis (b) (c)

Net cash provided by operating activities	$721	$732
Capital expenditures	(332)	(317)
Proceeds from divestitures of businesses and other assets (net of cash divested)	7	13

Free cash flow	$396	$428

(a)	Intercompany revenues between lines of business are eliminated within the Condensed Consolidated Financial Statements included herein.
(b)	The summary of free cash flows has been prepared to highlight and facilitate understanding of the principal cash flow elements. Free cash flow is not a measure of financial performance under generally accepted accounting principles and is not intended to replace the consolidated statement of cash flows that was prepared in accordance with generally accepted accounting principles.
(c)	Prior year information has been revised to reflect the adoption of ASU 2016-09 and conform to our current year presentation.

(5)

Waste Management, Inc.

Summary Data Sheet

(Dollar Amounts in Millions)

(Unaudited)

	Quarters Ended
	March 31, 2017	December 31, 2016	March 31, 2016
Balance Sheet Data
Cash and cash equivalents	$30	$32	$104

Debt-to-total capital ratio:
Long-term indebtedness, including current portion	$9,042	$9,310	$9,596
Total equity	5,538	5,320	5,310

Total capital	$14,580	$14,630	$14,906

Debt-to-total capital	62.0%	63.6%	64.4%

Capitalized interest	$2	$2	$2

Acquisition Summary (a)
Gross annualized revenue acquired	$7	$3	$155

Total consideration	$10	$3	$532

Cash paid for acquisitions	$10	$11	$537

Other Operational Data
Internalization of waste, based on disposal costs	65.7%	66.1%	64.8%

Total landfill disposal volumes (tons in millions)	25.3	26.2	23.6

Active landfills	248	248	248

Sites accepting waste at the end of each period presented	234	233	233

Amortization, Accretion and Other Expenses for Landfills Included in Operating Groups:
Landfill amortization expense -
Cost basis of landfill assets	$89.5	$93.5	$83.6
Asset retirement costs	23.8	(1.7)	14.8

Total landfill amortization expense (b) (c)	113.3	91.8	98.4
Accretion and other related expense	19.3	20.1	18.8

Landfill amortization, accretion and other related expense	$132.6	$111.9	$117.2

(a)	Represents amounts associated with business acquisitions consummated during the indicated periods except for Cash paid for acquisitions, which may include cash payments for business acquisitions consummated in prior quarters.
(b)	The quarter ended March 31, 2017 as compared to the quarter ended December 31, 2016 reflects an increase in amortization expense of approximately $21.5 million, primarily due to changes in landfill estimates identified in the prior quarter.
(c)	The quarter ended March 31, 2017 as compared to the quarter ended March 31, 2016 reflects an increase in amortization expense of of approximately $14.9 million primarily due to increased volumes and changes in landfill estimates identified in both quarters.

(6)

Waste Management, Inc.

Reconciliation of Certain Non-GAAP Measures

(Dollars In Millions, Except Per Share Amounts)

(Unaudited)

	Quarter Ended March 31, 2017
Adjusted Net Income and Diluted Earnings Per Share	After-tax Amount	Per Share Amount
Net Income and Diluted EPS, as reported	$298	$0.67
Adjustments:
Tax benefits related to equity-based compensation	(32)	(0.07)
Equity investment impairment	25	0.06

Adjusted Net Income and Diluted EPS	$291	$0.66	(a)

	Quarter Ended March 31, 2017
Adjusted Tax Expense Reconciliation and Effective Tax Rate	Pre-tax Income	Tax Expense	Effective Tax Rate (b)
As reported amounts	$434	$137	31.7%

Adjustments:
Tax benefits related to equity-based compensation	—	32
Equity investment impairment	25	—

As adjusted amounts	$459	$169	36.8%

(a)	First quarter 2017 adjusted earnings per diluted share increased 13.8% as compared with first quarter 2016 as reported earnings per diluted share of $0.58.
(b)	The Company calculates its effective tax rate based on actual dollars. Rounding differences occurred when the effective tax rate was calculated using Pre-tax Income and Tax Expense amounts included in the table above, as these items have been rounded in millions.

(7)

Waste Management, Inc.

Reconciliation of Certain Non-GAAP Measures

(Dollars In Millions)

(Unaudited)

	Quarter Ended March 31,
	2017	2016
Income from Operations and Operating EBITDA	Amount	Amount
Income from Operations, as reported	$558	$508
Depreciation and amortization	328	312

Operating EBITDA, as reported (a)	$886	$820

2017 Projected Free Cash Flow Reconciliation (b)

	Scenario 1	Scenario 2
Net cash provided by operating activities	$2,900	$3,000
Capital expenditures	(1,450)	(1,450)
Proceeds from divestitures of businesses and other assets (net of cash divested)	50	50

Free Cash Flow	$1,500	$1,600

(a)	First quarter 2017 as reported operating EBITDA increased $66 million, or 8.0%, as compared with the first quarter of 2016.
(b)	The reconciliation includes two scenarios that illustrate our projected free cash flow range for 2017. The amounts used in the reconciliation are subject to many variables, some of which are not under our control and, therefore, are not necessarily indicative of actual results.

(8)